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             QUESTIONS AND ANSWERS FOR THE PATHOGENESIS 401(K) PLAN



Q: WHAT HAPPENS TO THE SHARES OF PATHOGENESIS STOCK HELD WITHIN MY EMPLOYEE CONTRIBUTIONS ACCOUNT IN THE 401(k) PLAN?

A: You recently received tender offer materials that apply to the shares held on your behalf in the 401(k) Plan by the Plan trustee. Under the terms of the plan, the Trustee is required to tender the number of shares that you indicate on the pink form that was sent to you.

- If you direct the Trustee to tender your shares, the cash will be credited to your plan account following the Effective Time.
- When the cash for your PathoGenesis Stock Fund plan shares is credited to your account, it will initially be invested in the Fidelity Spartan Money Market Fund.
- You can then invest the funds in any of the alternative investment options offered under the 401(k) Plan under the standard investment direction procedures, or you can leave the funds in the Money Market Fund.
- If you do not elect to have your shares tendered, the Trustee will take no immediate action. In which case, your plan account will still be credited with $38.50 per share in cash for your shares, but it may take longer for your account to be credited.

Q: WHAT IF I NO LONGER HAVE A TENDER FORM?

A:   Additional copies of the tender form will be available from your local
Human Resources Dept. on Friday, September 15th.

- Once you complete the tender offer form, you may FAX IT DIRECTLY TO AMG AT 1- 847- 870 -2170 no later than midnight Eastern Time on Monday September 18th.

***Please note that the number of shares referred to in the tender materials sent to you earlier covers any shares you elected to invest in the PathoGenesis Stock Fund as well as any shares that were contributed to your account as matching contributions. However, the Plan Administrator (the company) will actually tender the matching shares on your behalf.***

Q:  WHAT WILL HAPPEN TO THE VESTED SHARES I OWN IN THE MATCHING FUND?

A: The company will tender all shares in the matching fund and the proceeds will be credited to the Fidelity Spartan Money Market Fund. The vesting schedule will remain the same.

Q: WHAT IS THE LAST DATE THAT I WILL BE ABLE TO DIRECT FUNDS IN THE EMPLOYEE CONTRIBUTION PORTION OF MY 401(K) ACCOUNT INTO THE PATHOGENESIS STOCK FUND.

A: Effective 10:00am Central Time on Thursday, September 14, 2000, the PathoGenesis Stock Fund will be closed. As of that time, you will no longer be able to transfer contributions into this Fund via "Benny".

Q: WHAT WILL HAPPEN TO MY EMPLOYEE CONTRIBUTIONS IN THE 401(K) PLAN FOR THE PAY PERIOD ENDING SEPTEMBER 15, 2000.

A: 401(k) employee contributions for the pay period ending September 15, 2000 will continue to be invested according to your prior direction (i.e. business as usual).